Exhibit 10.3

EXECUTION COPY

Dated March 12, 2021

Yanfeng Automotive Trim Systems Co., Ltd.

and

Adient Asia Holdings Co., Ltd.

EQUITY TRANSFER AGREEMENT

relating to the transfer of 49.99% of equity interest in the registered capital of Yanfeng Adient Seating Co., Ltd.

Contents

Section	Heading	Page

1	DEFINITIONS AND INTERPRETATION	1

2	AGREEMENT TO TRANSFER	4

3	CONSIDERATION AND PAYMENT	4

4	CONDITIONS PRECEDENT	5

5	PRE-CLOSING COVENANTS AND CLOSING MECHANICS	6

6	REPRESENTATIONS, WARRANTIES	7

7	OTHER COVENANTS	9

8	PRODUCT RECALL REIMBURSEMENT	9

9	TERMINATION	12

10	MISCELLANEOUS	13

Schedule 1 Information concerning the Target Company

Schedule 2A Form of Yanfeng (Seating) License Agreement

Schedule 2B Form of Adient (Seating) License Agreement

Schedule 3 Form of Engineering Services Agreement

Schedule 4A Yanfeng Knowledge Group

Schedule 4B Yanfeng Due Inquiry Group

Schedule 5A Adient Asia Knowledge Group

Schedule 5B Adient Asia Inquiry Group

i

This Equity Transfer Agreement (this “Agreement”) is made on March 12, 2021 in the P.R.C.

BETWEEN:

(1) Yanfeng Automotive Trim Systems Company, Ltd. (延锋汽车饰件系统有限公司) a limited liability company incorporated in China with registered number 9131046072693215 and registered address at No. 399, Liuzhou Road, Shanghai, China (“Yanfeng”); and

(2) Adient Asia Holdings Co., Ltd., a corporation organized and existing pursuant to the Companies Ordinance of Hong Kong with registered address at Unit 1812A, 18F., Exchange Tower, No. 33 Wang Chiu Road, Kowloon Bay, Kowloon, Hong Kong (“Adient Asia”).

RECITALS:

(A)	Adient Asia is a wholly owned indirect subsidiary of Adient plc, a corporation formed under the laws of Ireland (“Adient”);

(B)

Concurrently with the entry into this Agreement, Adient, Adient Asia, Yanfeng, the Target Company, Qiyue (Shanghai) Trading Co., Ltd. (期跃（上海）贸易有限公司) and KEIPER Seating Mechanisms Co., Ltd. (恺博座椅机械部件有限公司) (f/k/a Adient Yanfeng Seating Mechanisms Co., Ltd. (延锋安道拓座椅机械件有限公司)), have entered into a master agreement with respect to a series of related transactions (such agreement, the “Master Agreement”);

(C)

As one of the transactions contemplated under the Master Agreement, Adient Asia wishes to transfer to Yanfeng and Yanfeng wishes to acquire from Adient Asia, the Equity Interest on and subject to the terms and conditions of this Agreement;

(D)

Concurrently with the entry into this Agreement, among other agreements, subject to the Closing, (i) Adient and Yanfeng are entering into the Yanfeng (Seating) License Agreement substantially in the form attached hereto as Schedule 2A and Adient, Yanfeng and YFAS are entering into the Adient (Seating) License Agreement substantially in the form attached hereto as Schedule 2B; (ii) Adient and YFAS have agreed to, after the Closing, continue to supply, to each other and certain of each other’s respective Affiliates and joint ventures certain goods in connection with those customer supply contracts in existence as of the date of the Closing; and (iii) Adient and YFAS are entering into the Engineering Services Agreement, substantially in the form attached hereto as Schedule 3; and

(E)	The board of directors of the Target Company has passed the relevant resolution(s) approving the Transfer and this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless expressly provided otherwise or the context otherwise requires, or as set out in this Section 1.1, the words and expressions with capitalized initials in the English version of this Agreement (including the Recitals) and the words and expressions in bold in the Chinese version of this Agreement (including the Recitals) shall have the meanings as set forth in the Master Agreement.

“Amended JVC” means the joint venture contract of the Target Company, as amended and/or restated from time to time.

“Arbitration Rules” has the meaning ascribed to it under Section 10.12.3.

“Business License Date” means the date of issuance of the new business license of the Company as a result of the Transfer.

“Closing” has the meaning ascribed to it in Section 5.3.

“Closing Date” has the meaning ascribed to it in Section 5.3.

“Conditions Precedent” means the conditions precedent set out in Section 4.1.

“Dispute” has the meaning ascribed to it in Section 10.12.2.

“Equity Interest” means forty nine point ninety nine percent (49.99%) of the equity interest in the registered capital of the Target Company, which represents all of the equity interest held by Adient Asia in the Target Company.

“Final Determination” means when (a) the parties have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination that the parties have agreed to submit thereto and in each case, when YFAS has paid the finally determined amount.

“Final YFAS Appraisal Report” means the final appraisal report of the Target Company and the Equity Interest issued by YINXIN ASSETS APPRAISAL CO., LTD retained by Yanfeng to prepare the appraisal report.

“Fund Escrow Agent” means J.P. Morgan Shanghai Branch.

“Fund Escrow Agreement” means the Fund Escrow Agreement among Yanfeng, Adient Asia (or a relevant Affiliate thereof) and the Fund Escrow Agent to be entered into as soon as practicable after the date hereof and in accordance with the terms of this Agreement.

“HASCO” means Huayu Automotive Systems Co., Ltd. or any of its wholly owned direct or indirect subsidiary.

“HKIAC” has the meaning ascribed to it under Section 10.12.3.

“Knowledge” means, with respect to Yanfeng, the actual knowledge of the individuals listed in Schedule 4A after due inquiry of the individuals listed in Schedule 4B; and with respect to Adient Asia, the actual knowledge of the individuals listed in Schedule 5A after due inquiry of the individuals listed in Schedule 5B.

“Master Agreement” has the meaning ascribed to it under the Recitals.

“Parties” means the parties to this Agreement and a “Party” means any of them.

“Purchase Price” has the meaning ascribed to it under Section 3.1.

“Regulatory Approval” means the regulatory approvals set forth on Annex B and Annex C to the Master Agreement.

“SASAC” means the State-Owned Assets Supervision and Administration Committee of the State Council of the P.R.C. or its local counterparts.

“Short Form ETA” has the meaning ascribed to it under Section 10.15.2.

“Specified Product Recall” means any product recall with respect to the products made and sold prior to the Closing by YFAS or its subsidiaries (“YFAS Products”) that is mandated by a Governmental Body with competent jurisdiction or otherwise required under applicable Law.

“Target Company” or “YFAS” means Yanfeng Adient Seating Co., Ltd. (延锋安道拓座椅有限公司), a limited liability company incorporated in China with registered number 9131011560738360XF and registered address at No. 669 Kangan Road, Kangqiao Industrial Zone, Pudong, Shanghai, the P.R.C., particulars of which are set out in Schedule 1.

“Tax Authority” has the meaning ascribed to it under Section 10.1.2.

“Termination Agreement” means the termination agreement terminating the Amended JVC and certain other agreements that need to be terminated as a result of the Transfer to be entered into on or prior to the Closing and in accordance with the terms of this Agreement.

“Third Party” means a Person that is not a Party or an Affiliate of a Party except that when used in Section 8, “Third Party” shall include Affiliates of any Party.

“Third Party Right” means any interest or equity of any Third Party (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above.

“Transaction Taxes” has the meaning ascribed to it under Section 10.1.3.

“Transfer” means the transfer of the Equity Interest by Adient Asia to Yanfeng in accordance with this Agreement.

“Unconditional Date” has the meaning ascribed to it under Section 5.2.

“Unwinding” means the registration concerning change of shareholder with the competent SAMR to transfer the Equity Interest back from Yanfeng to Adient Asia.

“YFAS Upfront Consideration” has the meaning ascribed to it under Section 3.1.1.

“YFAS Deferred Consideration” has the meaning ascribed to it under Section 3.1.2.

1.2	Interpretation

1.2.1

The table of contents, clauses, titles and headings to clauses herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

1.2.2

For purposes of this Agreement: (i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “U.S.$” shall mean United States Dollars; “RMB” shall mean Renminbi, currency of the P.R.C.; (v) the singular includes the plural and vice versa (in the English version); (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and (xi) a reference to any P.R.C. governmental authority or department shall include such authority or department at central, provincial, municipal and other levels and their successor authority or department.

1.2.3

Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

1.2.4

The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

2	AGREEMENT TO TRANSFER

2.1

On and subject to the terms and conditions set forth in this Agreement, Adient Asia agrees to transfer to Yanfeng and Yanfeng agrees to acquire from Adient Asia, the Equity Interest free from all Third Party Rights and together with all rights and advantages attaching to it as of the Closing (including the right to receive all dividends or distributions declared, made or paid for periods on or after the Closing); it being understood, for the avoidance of doubt, that Adient Asia shall be entitled to and shall be paid all of the YFAS Dividends prior to or simultaneously with the Closing at the times and subject to the terms and conditions set forth in the Master Agreement.

3	CONSIDERATION AND PAYMENT

3.1

On and subject to the terms and conditions set forth in this Agreement, Yanfeng shall pay to Adient Asia as consideration for the Transfer under this Agreement RMB 8,063,640,000 in cash (the “Purchase Price”) less any amount required to be withheld for tax purposes as determined pursuant to Section 7.1 of the Master Agreement. The Purchase Price consists of:

3.1.1	RMB 3,445,572,000 (the “YFAS Upfront Consideration”); and

3.1.2	RMB 4,618,068,000 (the “YFAS Deferred Consideration”).

3.2

As soon as practicable after the date hereof and in any event prior to the time Yanfeng is required to deposit the YFAS Upfront Consideration into the escrow account in accordance with this Section 3.2, Yanfeng, Adient and the Fund Escrow Agent shall enter into the Fund Escrow Agreement. After SASAC approval related to the Transfer, and (i) if the New Holding Company is the successful bidder in the Public Auction, concurrently with the New Holding

Company depositing the YFAS JVs Equity Interests Purchase Price into an account of SUEE in accordance with the YFAS JVs Equity Interests Transfer Agreements or (ii) if a Person other than the New Holding Company is the successful bidder in the Public Auction, concurrently with the successful bidder depositing the applicable YFAS JVs Equity Interests Purchase Price into an account of SUEE or (iii) if there is no successful bidder, concurrently with the submission of the shareholder change application to SAMR for the Transfer, Yanfeng shall deposit the YFAS Upfront Consideration into the escrow account on the terms and subject to the conditions set forth in the Fund Escrow Agreement. Subject to and simultaneous with the occurrence of the Closing, the YFAS Upfront Consideration will be released in accordance with Section 5.4.3. Prior to the payment of the YFAS Upfront Consideration, Yanfeng shall submit all necessary documents to the tax authorities and bank in the P.R.C. for the necessary tax recordals and provide to Adient Asia copies of each tax recordal concurrently with the YFAS Upfront Consideration payment.

3.3

On or prior to the later of December 21, 2021 and the Closing, Yanfeng shall pay to Adient Asia the YFAS Deferred Consideration (less any amount required to be withheld for tax purposes as determined pursuant to Section 7.1 of the Master Agreement). The YFAS Deferred Consideration shall be paid in RMB in immediately available funds by wire transfer to an account or accounts (such account or accounts to be designated by Adient Asia at least two (2) Business Days prior to the later of December 21, 2021 and the Closing). Prior to the payment of the YFAS Deferred Consideration, Yanfeng shall submit all necessary documents to the tax authorities and bank in the P.R.C. for the necessary tax recordals and provide to Adient Asia copies of each tax recordal concurrently with the YFAS Deferred Consideration payment.

4	CONDITIONS PRECEDENT

4.1

Subject to Section 8.3 of the Master Agreement, the obligation of each Party to complete the Transfer is conditional upon satisfaction of or (to the extent permitted by law) waiver by such Party of the following Conditions Precedent:

4.1.1

each of the representations and warranties of the other Party as set out in Section 6.1 or 6.2 (as the case may be) remaining true, accurate and correct in all material respects as of the Closing Date;

4.1.2

the other Party having performed and complied with all covenants, obligations and other agreements contained in this Agreement in all material respects, that are required to be performed or complied with by it on or before the Closing as contemplated herein; and

4.1.3

the closing conditions set forth in Section 8.1(a), Section 8.1(f), Section 8.2 and the steps to be completed prior to the Closing Date as set forth in Annex A-1 and Annex A-5, each of the Master Agreement which, pursuant to the Closing Steps set forth in Section 3.2 of the Master Agreement, must be completed, satisfied or waived on or prior to the Closing shall have been completed, satisfied or waived (collectively, the “Conditions Precedent”).

4.2

Each of the Parties shall cooperate and use its respective reasonable best efforts to fulfill as promptly as practicable the Conditions Precedent as provided herein and in the Master Agreement. The Parties shall comply with all covenants set forth in Section 5.1 and Section 5.2 of the Master Agreement, in so far as they relate to this Agreement.

5	PRE-CLOSING COVENANTS AND CLOSING MECHANICS

5.1

The Parties shall cooperate and use their respective reasonable best efforts to fulfill as promptly as practicable the steps set forth in Section 3.2(e) of the Master Agreement. Each Party shall exercise its rights as a shareholder of YFAS to procure that prior to the Closing, YFAS will be operated in the ordinary course of business.

5.2

Each Party shall notify the other Party promptly upon becoming aware that all of the Conditions Precedent have been fulfilled or waived. The fourth Business Day following the date on or by which all Conditions Precedent and the steps to be completed prior to the Closing set forth in Annex A-1 and Annex A-5 of the Master Agreement have been fulfilled or waived is the “Unconditional Date”.

5.3

Subject to Section 4, the closing of the Transfer (the “Closing”) shall take place at (a) the office of Yanfeng at No.399 Liuzhou Road, Shanghai, P.R.C., (b) remotely via electronic exchange of documents and signatures, or (c) at such other place or in such other manner as the Parties may mutually agree in writing, on the Unconditional Date, or on such other date as may be agreed in writing between the Parties (the “Closing Date”), and, following the completion of the Public Auction, if the New Holding Company is the successful bidder in the Public Auction, such date shall be the same date as the YFAS JVs Equity Interests Closing Date and, if a Person other than the New Holding Company is the successful bidder in the Public Auction, such date shall be no earlier than the date on which YFAS shall have paid each of its shareholders their share of YFAS Dividend 2 in accordance with the Master Agreement.

5.4

On the Closing Date, Adient Asia and Yanfeng shall comply with (and shall cause YFAS to comply with, to the extent applicable) their respective obligations specified below and as set forth in Section 3.2(e)(iii), (iv) and (v) of the Master Agreement. Each Party may waive some or all of the obligations of the other Party set forth below.

5.4.1	On the Closing Date, Adient Asia shall deliver or make available to Yanfeng:

(a)

a certificate signed by Adient Asia, confirming that all the Conditions Precedent set forth in Section 4.1 in respect of which Adient Asia is solely responsible for ensuring satisfaction pursuant to this Agreement and/or the Master Agreement have been satisfied or waived;

(b)	a counterpart of the Termination Agreement duly executed by Adient Asia; and

(c)

the duly signed removal letters of each of the directors and the officers appointed by Adient Asia or any of its Affiliates in the Target Company, and any documentation required by SAMR for the registration purpose.

5.4.2	On the Closing Date, Yanfeng shall deliver or make available to Adient Asia the following:

(a)

a certificate signed by Yanfeng, confirming that all the Conditions Precedent set forth in Section 4.1 in respect of which Yanfeng is solely responsible for ensuring satisfaction pursuant to this Agreement and/or the Master Agreement have been satisfied or waived;

(b)	a counterpart of the Termination Agreement duly executed by Yanfeng; and

(c)	a copy of the tax recordal with the relevant tax authority in the P.R.C. in respect of the Transfer.

5.4.3

On the Closing Date, the Fund Escrow Agent shall be instructed to release the YFAS Upfront Consideration to Adient Asia in RMB by remittance of immediately available funds to the bank account designated in writing by Adient Asia pursuant to the Fund Escrow Agreement; it being understood that (if the New Holding Company is the successful bidder in the Public Auction) Adient shall cause the New Holding Company to concurrently consent to and instruct SUEE to release the YFAS JVs Equity Interests Purchase Price and any Additional YFAS JVs Equity Interests Purchase Price to YFAS.

5.5

Notwithstanding anything to the contrary in this Agreement, all actions to be performed at the Closing under this Section 5 shall be deemed to have occurred simultaneously on the Closing Date so that, at the option of the Party for whose benefit an action is to be performed, the Closing shall not be deemed to have taken place unless and until all such actions have been performed.

6	REPRESENTATIONS, WARRANTIES

6.1	Each Party represents and warrants to the other Party as follows, as of the date hereof and as of the Closing:

6.1.1

Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

6.1.2

The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party, and this Agreement is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.1.3

Other than as set forth on Annex B and Annex C of the Master Agreement, no expirations of waiting periods under applicable Antitrust Laws and no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Body by such Party in connection with the execution and delivery by such Party of this Agreement or the consummation of the transactions contemplated by this Agreement.

6.1.4

The execution, delivery and performance by such Party of this Agreement does not constitute (i) a violation of any provision of the Organizational Documents of such Party, (ii) a violation of any applicable Law to which such Party is subject or (iii) a breach of any material Contract to which such Party is a party, except in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

6.1.5

No Legal Proceeding brought by any Governmental Body is pending or, to the knowledge of such Party, threatened against such Party or any of its Affiliates that (i) challenges or seeks to prevent, enjoin or otherwise delay any of the transactions contemplated by this Agreement or (ii) would otherwise reasonably be expected to have a material adverse effect on the ability of such Party to exercise its rights or perform its obligations under this Agreement.

6.2

Adient Asia represents and warrants to Yanfeng that, as of the date hereof and as of the Closing, it is the legal and beneficial owner of the Equity Interest free from any Third Party Right and has the right to exercise all voting and other rights over the Equity Interest.

6.3

Yanfeng represents and warrants to Adient Asia that (i) it has delivered the Final YFAS Appraisal Report to Adient Asia prior to the date hereof and (ii) as of the date hereof and as of the date of the submission of the required materials and information to SASAC for approval of the Transfer by SASAC, the valuation result in the Final YFAS Appraisal Report Legally Supports the Purchase Price.

6.4	Each Party represents and warrants to the other Party that, as of the date hereof, to its Knowledge:

6.4.1

(i) There are no Specified Product Recalls or any warranty claims that would reasonably be expected to trigger any Specified Product Recall, in either case that are instituted, pending, or threatened, against YFAS in connection with any YFAS Products; and (ii) there are no material defects in the design or manufacture of any of the YFAS Products that would reasonably expected to trigger any Specified Product Recalls. None of YFAS or its subsidiaries has received any written notice of a warranty claim that would reasonably be expected to trigger any Specified Product Recall or a claim alleging a material design or manufacturing defect in any YFAS Products or any products into which a YFAS Product is incorporated which will trigger any mandatory requirement for Specific Product Recalls in accordance with applicable Law.

6.4.2	There are no, and have not been in the last three years, any written notices of violation, investigation or Legal Proceedings from, by or before any Governmental Body relating to any YFAS Product.

6.4.3

None of the YFAS Products has been the subject of any voluntary or involuntary recall or other similar action and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such voluntary or involuntary recall or other similar action.

The representations and warranties under this Section 6.4 are given solely by the purpose of Section 8.1.

6.5

Each Party acknowledges and agrees that neither the other Party nor any of such other Party’s Affiliates or any other Person has made any representations or warranties of any kind, express or implied, in connection with the offer, purchase and/or sale of the Equity Interest, other than the representations or warranties made in Section 6.1 and 6.4 hereunder, in Article 4 of the Master Agreement and, with respect to representations or warranties of Adient Asia, Section 6.2, and with respect to representations or warranties of Yanfeng, Section 6.3.

6.6

The representations and warranties of the Parties contained in Section 6 shall survive the Closing for a period of twelve (12) months (other than the representations and warranties in Section 6.4, which shall survive for three years for purposes of Section 8). The covenants of the Parties contained herein shall survive until the date that is six (6) months after the closing of all Transactions under the Master Agreement or for any other period explicitly specified in such covenants. Any claim or suit for breach of any representation, warranty, or covenant must be brought and made prior to the expiration of the applicable survival term set forth in this Section 6.6.

7	OTHER COVENANTS

7.1

After the Closing and immediately prior to any YFAS Change of Control, any YFAS Deferred Consideration shall become immediately due and payable and Yanfeng shall (or shall cause YFAS to) pay such amount to Adient Asia prior to such YFAS Change of Control.

7.2

After the Closing Date, to the extent that Adient or any of its Affiliates is a guarantor for any guarantees with respect to any obligations of the Target Company or its Affiliates to any third party, Yanfeng shall indemnify, defend and hold harmless Adient and its Affiliates against any claims, losses or liabilities arising out of or resulting from any default or failure to perform any such obligations by the Target Company or its Affiliates as if Yanfeng were the original guarantor under such guarantee, provided that Adient shall promptly notify Yanfeng once Adient or any of its Affiliates receives any claim in respect of any such guarantee and permit Yanfeng to handle or oppose such claim.

7.3

Excluding the Parties’ rights under any survived provisions to the extent specified under the Termination Agreement, any claims under Section 6.6, rights to indemnification in Section 7.2 and rights to reimbursement in Section 8, effective as of the Closing, each Party (a “Releasing Party”) hereby releases, acquits and forever discharges, and shall cause its relevant Affiliates to, release, acquit and forever discharge, the Party and its Affiliates and Representatives, from any and all claims, obligations, liabilities, losses or other costs or expenses, liquidated or unliquidated, fixed or contingent, in law, equity, or otherwise, and whether presently known or unknown, relating to, based on, related to or arising out of its ownership of the Target Company or the operations of the Target Company, in each case, prior to the Closing. Each Releasing Party expressly waives and shall cause its relevant Affiliates to waive, the benefits of any statutory provision or common law rule that provides, in sum or substance, that this release does not extend to claims that a Party does not know or expect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other Party.

8	PRODUCT RECALL REIMBURSEMENT

8.1

For three (3) years after the Closing (the “Reimbursement Period”), Adient Asia hereby agrees to reimburse Yanfeng against 49.99% of any and all losses, liabilities, damages, costs, fees, charges, expenses, fines actually paid by YFAS during the Reimbursement Period that is the direct result of any Specified Product Recall publicly announced prior to the end of the Reimbursement Period (such losses, liabilities, damages, costs, fees, charges, expenses, fines actually paid, “Product Recall Losses” and such 49.99% of any Product Recall Losses, the “Adient Reimbursement Amount”); provided that Adient Asia shall not be liable under this Section 8 for any Adient Reimbursement Amount to the extent that the facts, matters or circumstances giving rise to such Adient Reimbursement Amount (a) arise from or principally relate to a breach of the representations and warranties made by Yanfeng in Section 6.4 and (b) do not arise from or principally relate to a breach of the representations and warranties made by Adient Asia in Section 6.4.

8.2

In order for Yanfeng to duly make a valid claim for reimbursement under this Section 8, Yanfeng must (promptly, but in no event more than ten (10) Business Days following the first date on which Yanfeng has become aware of any claim or any facts, matters or circumstances of a potential claim for reimbursement under this Section 8) provide written notice to Adient Asia, which notice shall set forth a description in reasonable detail of the basis of such claim or potential claim, a description of the facts and circumstances giving rise to such claim or potential claim, the estimated Adient Reimbursement Amount and reasonable supporting documentation of the foregoing and such information in the possession of Yanfeng, YFAS or their Affiliates as may be necessary for Adient Asia to assess whether the limitations in Section 8.4 have been satisfied or do not apply (for the avoidance of doubt, such assessment is not binding on the Parties until there is a Final Determination in connection therewith) (such written notice given by Yanfeng, a “Notice of Claim”). Yanfeng shall cooperate with and provide to Adient Asia such information under Yanfeng’s control as Adient Asia may reasonably request for the purposes of determining the validity of the allegations made in the Notice of Claim and shall keep Adient Asia reasonably and promptly informed of factual and procedural developments (including additional information which may come under Yanfeng’s control) in connection therewith. For the avoidance of doubt, Yanfeng hereby acknowledges and agrees that any Notice of Claim must be actually received by Adient Asia prior to the end of the Reimbursement Period and Adient Asia acknowledges and agrees that any Notice of Claim received prior to the end of the Reimbursement Period shall not thereafter be barred by the end of the Reimbursement Period until a final resolution shall have been made with respect to the relevant claims therein.

8.3

In the event of the assertion or commencement by any Person (including a Governmental Body) of any claim or proceeding which may result in any Adient Reimbursement Amount (a “Third Party Claim”), Yanfeng shall or shall cause YFAS to (a) provide a Notice of Claim to Adient Asia in accordance with Section 8.2 (including with respect to timing, information and documentation), (b) proceed to defend such claim or proceeding in a diligent manner with reputable counsel with reasonably adequate experience in Specified Product Recall litigation matters and notified to Adient Asia; (c) make available to Adient Asia any non-privileged documents and materials in the possession of Yanfeng, YFAS or their Affiliates that may be reasonably necessary to the defense of such claim or proceeding; (d) keep Adient Asia informed of all material developments and events relating to such claim or proceeding; and (e) provide Adient Asia a reasonable opportunity to participate in the defense of such claim or proceeding. None of Yanfeng or any of its Affiliates or Representatives may settle, adjust or compromise such claim or proceeding without the prior written consent of Adient Asia (not to be unreasonably withheld, conditioned or delayed). If Yanfeng or YFAS fails to assume the defense of such claim or proceeding within ten (10) Business Days after the commencement of such claim or proceeding, Yanfeng must notify Adient Asia thereof in writing within such ten (10) Business Day period and, upon receipt of such notice, Adient Asia may assume the defense of such claim or proceeding and (i) all expenses relating to the defense of such claim or proceeding (whether or not incurred by Adient Asia) reasonably incurred shall be borne and reimbursed exclusively by Yanfeng; and (ii) Yanfeng, YFAS and their Affiliates shall make available to Adient Asia any documents and materials in its possession or control that may be reasonably necessary to the defense of such claim or proceeding. In such case, after consulting with Yanfeng, Adient Asia shall have the right to settle, adjust or compromise such claim or proceeding other than any settlement that would result in (A) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of Yanfeng or any of its Affiliates or (B) a finding or admission of a violation of Law, in which case Yanfeng’s consent is required (not to be unreasonably withheld, conditioned or delayed).

8.4	Limits on Reimbursement

8.4.1

Yanfeng shall not assert any monetary claim for reimbursement pursuant to this Section 8 where the Adient Reimbursement Amount incurred by it does not in each individual instance exceed RMB 6,500,000 (the “Per Claim Amount”).

8.4.2

Adient Asia shall not have any liability in respect of any Adient Reimbursement Amount (a) to the extent the aggregate amount of Product Recall Losses exceeds the Cap Amount, (b) unless and until the aggregate Product Recall Losses exceed RMB 65,000,000 (the “Basket Amount”), in which case Adient Asia shall, subject to the provisions of this Section 8, be liable for the aggregate amount of Adient Reimbursement Amount with respect to such Product Recall Losses and not only the excess or (c) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Adient Reimbursement Amount resulting therefrom exceeds the Per Claim Amount, nor shall any Adient Reimbursement Amount excluded pursuant to this clause (c) be taken into account for purposes of determining whether the Basket Amount has been exceeded. The “Cap Amount” shall be equal to RMB 650,000,000.

8.5

Yanfeng shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Product Recall Losses it may suffer in consequence of any Specified Product Recall or any fact, matter, event or circumstance likely to give rise to any Adient Reimbursement Amount including with respect to any products YFAS sourced from a Third Party. YFAS will use reasonable best efforts to pursue a recovery of any Product Recall Losses from any relevant Third Party supplier. Without limiting the generality of the foregoing, after Yanfeng acquires Knowledge of any fact or circumstance that results in or reasonably would be expected to result in any Product Recall Loss, Yanfeng shall notify Adient Asia promptly and implement reasonable actions for the purposes of mitigating the possible Product Recall Losses arising therefrom.

8.6

Any payment made by Adient Asia to Yanfeng pursuant to this Section 8 in respect of any claim will be net of 49.99% of (a) any insurance proceeds reasonably available to Yanfeng and its Affiliates and (b) any Product Recall Losses recovered from any Third Party in respect of such claim (less any costs actually incurred in obtaining any such insurance recovery or loss recovery). If Yanfeng or any of its Affiliates, at any time, receives any amounts under applicable insurance policies or from any Third Party with respect to any Product Recall Losses subsequent to an reimbursement payment by Adient Asia pursuant to this Section 8, then the Adient Reimbursement Amount to be recovered by Yanfeng shall be recalculated, taking into account this Section 8.6, as if such amounts had been received by Yanfeng or its Affiliates prior to the collection of any Adient Reimbursement Amount under this Agreement and any excess Adient Reimbursement Amount previously collected after such recalculation shall be repaid to Adient Asia.

8.7

YFAS shall not be entitled to recover from Adient Asia (a) any Adient Reimbursement Amount arising in connection with or with respect to the reimbursement provisions in this Section 8, unless the Product Recall Loss to which such Adient Reimbursement Amount relate (x) were actually incurred by YFAS as a direct economic result of any Specified Product Recall upon which such Product Recall Loss are based, and (y) can be proved with reasonable certainty, or (b) any special, punitive, consequential or exemplary damages or damage to reputation or like Product Recall Losses. Yanfeng shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one claim under this Agreement other than in the event of fraud, willful misconduct or gross negligence on the part of Adient or any of its Affiliates.

8.8

Adient Asia shall pay to Yanfeng, by wire transfer of immediately available funds to the account or accounts designated by Yanfeng to receive such payment, the amount of any Adient Reimbursement Amount for which it is liable hereunder no later than thirty (30) days following any Final Determination of such Adient Reimbursement Amount and Adient Asia’s liability therefor. For the avoidance of doubt, in no event shall Yanfeng have the right to setoff any payment due to Adient Asia under this Agreement or any Definitive Agreement for any Adient Reimbursement Amount.

8.9

Reimbursement of Yanfeng under this Section 8 is its and its Affiliates sole and exclusive remedy against Adient Asia or any of its Affiliates with respect to any Specified Product Recall, of any kind or nature other than in the event of fraud, willful misconduct or gross negligence on the part of Adient or any of its Affiliates.

9	TERMINATION

9.1	Termination

9.1.1

This Agreement may be terminated at any time prior to the Closing Date or, if New Holding Company is the successful bidder in the Public Auction, then the YFAS JVs Equity Interests Transfer Closing and the Closing:

(a)	by the written agreement of both Adient Asia and Yanfeng;

(b)

by either Adient Asia or Yanfeng, upon a material breach by the other Party of this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after notice thereof is given by Adient or Yanfeng, respectively; provided that neither Adient nor Yanfeng shall have the right to terminate this Agreement pursuant to this Section 9.1.1(b) if such Party is then in material breach of this Agreement or any of the Definitive Agreement.

9.1.2	Subject to Section 9.1.1, in the event that the Master Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate.

9.2	Effect of Termination

9.2.1

If this Agreement is terminated and the Transfer contemplated hereby is abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect and there shall be no liability or obligation on the part of either Party, its Affiliates and their respective Representatives under or with respect to this Agreement, except for the provisions of (i) Section 6.4 (under Section 6 (Representations and Warranties), (ii) this Section 9.2 (Effect of Termination) and (iii) Section 10 (Miscellaneous) (in each case, together with the related definitions set forth in Section 1 (Definitions and Interpretation)), which shall survive the termination of this Agreement.

9.2.2

Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

9.2.3	Clause (b) of Section 9.2 (Effect of Termination) of the Master Agreement, to the extent it relates to the Transfer or the Unwinding, shall apply mutatis mutandis to this Agreement.

10	MISCELLANEOUS

10.1	Costs and Taxes

10.1.1

Except as otherwise expressly provided in this Agreement or the Master Agreement, whether or not the Transfer contemplated herein is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the Transfer contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party prior to such termination.

10.1.2

To the extent that Yanfeng or HASCO is required to withhold income taxes with respect to the YFAS Upfront Consideration and the YFAS Deferred Consideration to Adient Asia made under this Agreement or any of the Definitive Agreements, then (i) Yanfeng or HASCO shall promptly notify Adient Asia of the need to withhold such taxes with respect to such payment and (ii) the Parties shall use commercially reasonable efforts to reduce such taxes; provided that, in respect of the Purchase Price, Yanfeng or HASCO shall not be entitled to withhold or deduct any taxes unless and until the relevant tax Governmental Body in the P.R.C. (the “Tax Authority”) has determined after completion of the tax recordal and assessment process in respect of the transactions contemplated by this Agreement that such transaction results in a gain subject to tax; provided, further, that if such determination by the Tax Authority has been made in respect of the transactions contemplated under this Agreement as of the Closing and Yanfeng or HASCO and Adient Asia agree with the tax amount determined by the Tax Authority (or such determination has otherwise become final as of such time), Yanfeng or HASCO shall be entitled to withhold such taxes as determined by the Tax Authority and shall timely pay the full amount deducted or withheld to the Tax Authority in accordance with applicable Law. Yanfeng or HASCO must provide the withholding income tax return for any such claim made to Adient (or Adient Asia). Adient (or Adient Asia) will be the Party or has the right to appoint its tax advisors to handle any discussions/disputes with and assessments from the Tax Authority and will participate in the negotiation with the Tax Authority in respect of the sale of the Equity Interest contemplated by this Agreement.

10.1.3

Each Party shall pay their respective applicable transaction taxes, including value added tax, sales and use taxes, local levies, stamp duties, customs, tariffs and other government-imposed transactional charges, in each case, if and to the extent applicable (“Transaction Taxes”). Each Party shall use reasonable best efforts to avail itself of any available exemptions from any Transaction Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions.

10.2	Publicity; Confidentiality

The Parties shall comply with the provisions of Article 6 (Public Announcements; Confidentiality) of the Master Agreement, in so far as they relate to this Agreement.

10.3	Assignment

10.3.1

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 10.3 shall be null and void and of no force and effect. Subject to the preceding sentences of this Section 10.3, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

10.3.2

Notwithstanding anything to the contrary in this Agreement, Yanfeng may, in accordance with the provisions of this Agreement and the Master Agreement, prior to Closing, by notice in writing to Adient Asia, (a) assign to HASCO any or all of its rights and obligations under this Agreement including the acquisition of the Equity Interest; and (b) transfer to HASCO any or all of its obligations under this Agreement relating to payment of the Purchase Price; provided that any such assignment and transfer shall not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transfer or the payment of the Purchase Price or otherwise adversely affect Adient Asia’s rights under this Agreement in any respect; provided, further, that no assignment, delegation or designation of its rights and obligations under this Agreement shall relieve Yanfeng of any of its obligations pursuant to this Agreement.

10.4	Further assurances

After the date of this Agreement, each Party shall execute (or procure the execution of) such further documents as may be required by Law or be necessary to implement and give each of them the full benefit of this Agreement. Each Party shall procure that its controlled Affiliates comply with all obligations under this Agreement which are expressed to apply to any such controlled Affiliates.

10.5	Waivers, rights and remedies

Any Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or (c) waive compliance by any other Party with any of the agreements or conditions contained herein; provided that, any such waiver shall only be effective against the Party giving it. No waiver, consent or agreement by any Party with respect to any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving, consenting or agreeing. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

10.6	Variation

This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

10.7	Severability

If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.8	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

10.9	Third party enforcement rights

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

10.10	Languages

This Agreement shall be written in the Chinese and English languages. The Chinese version and the English version shall have equal force and effect.

10.11	Notice

All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by an internationally recognized overnight courier, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 10.11):

Yanfeng Automotive Trim Systems Company Limited

No. 399, Liuzhou Road

Shanghai, China

Attention: General Manager

Email: JIANXU.JIA@YANFENG.COM

with a copy (which shall not constitute notice) to:

No. 399, Liuzhou Road

Shanghai, China

Attention: LEGAL DEPARTMENT

Email: CANHUA.YANG@YANFENG.COM

Adient Asia Holdings Co., Ltd.

Unit 1812A, 18F., Exchange Tower, No. 33 Wang Chiu Road, Kowloon Bay

Kowloon, Hong Kong

Attention: Wong Kwok Wing

Title: Executive Director & Asia Treasurer

Phone: +852 3586 7129

Email: steve.wong@adient.com

c/o Adient US LLC

49200 Halyard Drive

Plymouth, MI 48170 USA

Attention: General Counsel

Email: co-general.counsel@adient.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad St

New York, NY 10004, USA

Attention: Audra D. Cohen

Email: cohena@sullcrom.com

and

Fangda Partners

288 Shi Men Yi Road

Shanghai, China

Attention: Andrew Zhang

Email: andrew.zhang@fangdalaw.com

10.12	Governing law; Submission to jurisdiction

10.12.1

This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the Laws of Hong Kong without giving effect to any choice or conflict of law provision or rule (whether of Hong Kong or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of Hong Kong.

10.12.2

The Parties agree to negotiate in good faith to resolve any dispute, controversy, difference or claim among them arising out of, relating to, or concerning the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby (including its existence, validity or termination) (the “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all Parties within 60 days, Section 10.12.3 shall apply.

10.12.3

Each of the Parties irrevocably (i) agrees that any Dispute arising out of, relating to, or concerning the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby (whether sounding in contract, tort, common or statutory law, equity or otherwise), shall be referred to and resolved by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time the Notice of Arbitration is submitted (“Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice Hong Kong Law. The arbitration shall be conducted in English and Chinese. The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. To the extent permitted by applicable Law, the Parties waive their right to any form of appeal of any award. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable counsel fees and expenses. The Parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions and specific performance.

10.13	Specific performance

The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, each other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

10.14	Entire Agreement

This Agreement together with the Master Agreement, the Confidentiality Agreement and the other Definitive Agreements constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

10.15	Conflict

10.15.1

In the event that there is any conflict or inconsistency between this Agreement and the Master Agreement, the Master Agreement shall prevail. To the extent that any matter under this Agreement is not provided for in the Master Agreement, this Agreement shall prevail.

10.15.2

In the event that there is any conflict or inconsistency between this Agreement and the short form of this Agreement (if any, the “Short Form ETA”) agreed to be signed between the Parties for the purpose of obtaining any Regulatory Approval, or to the extent that any matter is not provided for in the Short Form ETA, this Agreement shall prevail.

10.16	Binding Agreement

This Agreement shall become binding on the Parties on the date hereof.

Signed by:

/s/ Jianxu Jia
For and on behalf of
Yanfeng Automotive Trim Systems Co., Ltd.

(Company Seal)

Authorised representative:
Name: Jianxu Jia
Title: Authorized Representative

Signed by:

/s/ Wong Kwok Wing
For and on behalf of
Adient Asia Holdings Co., Ltd.

Authorised representative:
Name: Wong Kwok Wing
Title: Chairman